[GRAPHIC OMITTED] [STATE FINANCIAL SERVICES LOGO]

Press Release

For more information contact:                             Corporate Headquarters
Michael J. Falbo or Daniel L. Westrope                    815 N. Water Street
        Telephone:   (414) 425-1600                       Milwaukee, WI  53202
        Facsimile:   (414) 425-8939                       Nasdaq Symbol: SFSW

  State Financial Services Corporation Reports 18% Earnings Per Share Increase

Milwaukee, WI (October 14, 2003). State Financial Services Corporation ("State") today reported basic earnings per share for the third quarter of 2003 of $0.47, a 21% increase over the $0.39 per share recorded in the third quarter of 2002. Diluted earnings per share in this year's third quarter were $0.46, compared to $0.39 in the third quarter a year ago, an increase of 18%. For the nine months ended September 30, 2003, basic and diluted earnings per share were $1.35 and $1.33, respectively, compared to $1.12 and $1.11 for the nine months ended September 30, 2002.

State's net interest margin was again negatively impacted by accelerated prepayments in its mortgage backed securities and the final stages of a large temporary deposit program of a County governmental unit within State's Illinois market. For the third quarter the margin declined to 3.56% from 3.65% in the second quarter, and from 4.08% in the third quarter of 2002.

Commercial and Commercial Real Estate related loans outstanding increased $23.5 million in the third quarter to $575.2 million at September 30, 2003, an increase of 4.2% from June 30, 2003, and an increase of 38.2% from September 30, 2002. The increase in commercial related loans in the third quarter, however, was more than offset by declines of $31.2 million in mortgage loans held for sale and $5.9 million in consumer loans. The declines in mortgage loans held for sale reflected the spike in mortgage rates and subsequent slowdown in refinance volumes in the third quarter. The decline in consumer loans is primarily a result of State's exiting the indirect consumer auto finance business, which State's internal analysis indicated produced lower returns than the company is currently targeting.

Due primarily to the decrease in total loans outstanding in the third quarter, the ratio of nonperforming loans to total loans increased to 1.40% at September 30, 2003, from 1.34% at June 30, 2003. The September 30, 2003, ratio, however, is down from nonperforming loan ratio of 1.97% at September 30, 2002. State's loan loss reserve increased to 1.32% of total loans at September 30, 2003, from 1.23% and 1.25% at June 30, 2003 and September 30, 2002, respectively. Management continues to increase the loan loss reserve due to both growth in the loan portfolio and the increasing complexity inherent in commercial and commercial real estate loans.

Michael J. Falbo, President and CEO of State, commented, "The third quarter continued to track according to plan. Commerical related loan growth continues to meet our expectations, margins have stabilized compared to the second quarter and are well-positioned relative to rising interest rates, and our asset quality improvements are continuing. Our key initiative to improve our efficiency ratio is at the implementation stage and should begin to be reflected in our numbers over the next few quarters. Additionally, we announced that we had entered into a Definitive Agreement to acquire Hawthorn Corporation and its subsidiary bank, Hawthorn Bank. We expect this location, in Lake County, Illinois to contribute immediately to State's earnings, customer service, and franchise value. Along with our previously announced acquisition of Lakes Region Bancorp, Inc., we expect this transaction to close in the fourth quarter of 2003."

State is a $1.3 billion financial services company operating through 26 full-service office locations in southeastern Wisconsin and northeastern Illinois and provides 24-hour banking convenience through a network of 31 ATMs. Through its banking network, State provides commercial and retail banking products, long-term fixed-rate secondary market mortgage origination and investment brokerage activities. State's shares are traded on the NASDAQ National Market System under the symbol "SFSW."
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
State Financial Services Corporation
Press Release
Financial Highlights
September 30, 2003

                                           ---------------------------------          ---------------------------------
                                           At or for the Three Months ended            At or for the Nine Months ended
             Unaudited                             September 30,                               September 30,
             ---------                     ---------------------------------          ---------------------------------
                                           2003            2002        % chg          2003           2002         % chg
                                           ----            ----        -----          ----           ----         -----
For the Period:
--------------
Interest Income                          $15,314,300      $17,234,310  (11.14)%     $47,259,996    $51,401,995     (8.06)%
Interest Expense                           4,626,383        5,927,405  (21.95)       14,706,923     17,456,175    (15.75)
                                         -----------      -----------  -------      -----------    -----------    -------
   Net Interest Income                    10,687,917       11,306,905   (5.47)       32,553,073     33,945,820     (4.10)

Provision for Loan Losses                    600,000        1,050,000  (42.86)        2,025,000      1,950,000      3.85

Non-Interest Income                        3,585,000        3,327,158    7.75        11,139,460      8,795,041     26.66
Gain on Sale of Merchant Processing                0                0                 1,300,000              0
Non-Interest Expense                       9,145,733        9,441,575   (3.13)       29,081,790     28,798,202      0.98
Provision for Merchant Chargeback                  0                0                   300,000              0
Merchant Processing Exit Fee                       0                0                   150,000              0
Efficiency Consulting Expenses                     0                0                   570,000              0
Severance Charges                                  0                0                   180,114              0
                                         -----------      -----------  -------      -----------    -----------    -------
Net Before Tax                             4,527,184        4,142,488    9.29        12,685,629     11,992,659      5.78
Income Tax                                 1,406,104        1,266,501   11.02         3,675,750      3,699,904     (0.65)
                                         -----------      -----------  -------      -----------    -----------    -------
Net Income                                $3,121,080       $2,875,987    8.52        $9,009,879     $8,292,755      8.65
                                         ===========      ===========  =======      ===========    ===========    =======
Per Share:
---------
Net Income  (basic)                            $0.47            $0.39                     $1.35          $1.12
Net Income (diluted)                           $0.46            $0.39                     $1.33          $1.11
Avg. Shares Outstanding (basic)            6,691,835        7,328,434                 6,655,946      7,396,604
Avg.  Shares Outstanding (diluted)         6,838,901        7,398,159                 6,777,303      7,458,354
Dividends Declared                             $0.13            $0.12                     $0.39          $0.36

End of Period: ($'s in 000's)
-----------------------------
Assets                                    $1,315,247       $1,269,444
Investment securities                        399,772          448,442
Loans (net)                                  776,498          677,925
Allowance for loan losses                     10,365            8,556
Goodwill                                      27,465           27,465
Deposits                                     906,781          991,219
Borrowed Funds                               289,818          153,922
Stockholders' Equity                         109,988          114,620

Per Share:
---------
Total Shares Outstanding                   7,026,842        7,661,119
Book Value                                    $15.65           $14.96
Tangible Book Value                           $11.72           $11.25
Market Value                                  $24.78           $13.90

Key Ratios:
----------
Net Interest Margin                             3.56%            4.08%                     3.73%          4.28%
Return on Average Assets                        0.92%            0.92%                     0.91%          0.92%
Return on Average Common Equity                11.35%           10.00%                    11.14%          9.95%
Return on Average Common Tangible Equity       15.20%           13.33%                    14.96%         13.36%

Tier 1 Leverage Ratio                           7.05%            6.54%                     7.23%          6.76%
Tangible Equity to Assets                       7.26%            6.40%

Loans/Deposits                                 85.63%           68.39%
Allowance for Loan Loss/Total Loans             1.32%            1.25%
Nonperforming Loans/
    Total Loans                                 1.40%            1.97%
Nonperforming Assets/Total Assets               1.24%            1.09%
Net Charge-offs/Avg total
      loans (annualized)                        0.08%            0.26%


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